Exhibit 99.1

The Ensign Group, Inc. Increases Quarterly Dividend by 10% to $0.055 Per Share

MISSION VIEJO, California – December 16, 2010 – The Ensign Group, Inc. (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today announced that its Board of Directors has declared a quarterly cash dividend of $0.055 per share of Ensign common stock, payable on or before January 31, 2011 to shareholders of record as of December 31, 2010.

“The increased dividend is consistent with our improved earnings, strong cash flow and additional growth in 2010,” commented Ensign President and Chief Executive Officer Christopher Christensen. “It reflects our continued confidence in our operating model, and in our ability to return long-term value to our shareholders,” he added.

Ensign has been a dividend-paying company since 2002.

About Ensign(TM)

The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 82 facilities, two hospice companies and a home health business in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or
Suzanne Snapper, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.